Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2024 Year-End and Fourth Quarter Financial Results

CLEVELAND, January 30, 2025 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2024. All comparisons are to the full year and fourth quarter of the prior year, unless otherwise noted.

SUMMARY

•Consolidated Net sales increased in the year to a record $23.10 billion
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 1.7% in the year
•Diluted net income per share increased 14.1% to $10.55 per share in the year compared to $9.25 per share in the full year 2023
◦Adjusted diluted net income per share increased 9.5% to $11.33 per share in the year compared to $10.35 per share in the full year 2023
•Diluted net income per share increased 36.7% to $1.90 per share and adjusted diluted net income per share increased 15.5% to $2.09 per share in the fourth quarter of 2024
•Generated Net operating cash of $3.15 billion, or 13.7% of Net sales, in the year
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) increased 6.0% in the year to $4.49 billion or 19.4% of Net sales
•Full year 2025 diluted net income per share guidance in the range of $10.70 to $11.10 per share, including acquisition-related amortization expense of $0.80 per share and restructuring expense of $0.15 per share
◦Full year 2025 adjusted diluted net income per share guidance in the range of $11.65 to $12.05 per share
CEO REMARKS
“Sherwin-Williams delivered strong fourth quarter results despite continued demand choppiness in the majority of our end markets,” said Chair, President and Chief Executive Officer, Heidi G. Petz. “Consolidated Net sales grew by a low-single digit percentage, and gross margin improved slightly year-over-year. We expanded adjusted segment margin in all three segments, and adjusted diluted earnings per share and EBITDA grew by double-digit percentages. In our architectural business, residential repaint significantly outgrew the market and increased by a high-single digit percentage as we continued to see a return on prior growth investments. We delivered low-single digit percentage growth in new residential driven by continued above-market growth. Sales in our industrial businesses were led by double-digit percentage growth in Packaging and low-single digit percentage growth in Coil. For the full year, Net sales grew slightly to a record $23.10 billion, as above-market growth in the Paint Stores Group offset softness in our other segments, and gross margin expanded 180 basis points to 48.5%. Adjusted diluted earnings per share grew 9.5% to a record $11.33 per share. We continued to generate strong cash flow and returned $2.46 billion to shareholders through dividends and share repurchases.”

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended December 31,
	2024	2023	$ Change	% Change
Net sales	$5,297.2	$5,252.2	$45.0	0.9%
Income before income taxes	$615.6	$474.0	$141.6	29.9%
As a % of Net sales	11.6%	9.0%
Net income per share - diluted	$1.90	$1.39	$0.51	36.7%
Adjusted net income per share - diluted	$2.09	$1.81	$0.28	15.5%
Consolidated Net sales increased primarily due to higher sales in the Paint Stores Group. This increase was partially offset by lower sales in the Consumer Brands and Performance Coatings Groups as well as 1.3% unfavorable foreign currency translation.
Income before income taxes increased primarily due to higher Net sales, lower provisions for environmental matters recorded in the Administrative function and higher other income. In addition, foreign currency losses specific to the devaluation of the Argentine peso (Argentine Devaluation) and impairment related to trademarks recorded in the fourth quarter of 2023 did not occur in the fourth quarter of 2024.
Diluted net income per share included a charge of $0.19 per share for acquisition-related amortization expense in both the fourth quarter of 2024 and 2023. In the fourth quarter of 2023, diluted net income per share also included charges of $0.16 per share related to the Argentine Devaluation and $0.07 per share associated with impairment related to trademarks.

FOURTH QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended December 31,
	2024	2023	$ Change	% Change
Net sales	$3,044.9	$2,944.6	$100.3	3.4%
Same-store sales (1)	2.0%	2.1%
Segment profit	$606.4	$567.3	$39.1	6.9%
Reported segment margin	19.9%	19.3%
(1)    Same-store sales represents net sales from stores open more than twelve calendar months.

Net sales in PSG increased primarily due to selling price increases, which impacted Net sales by a low-single digit percentage, as well as low-single digit percentage sales volume growth. Net sales increased in residential repaint, protective and marine and new residential. PSG Segment profit increased due to growth in Net sales.

Consumer Brands Group (CBG)

	Three Months Ended December 31,
	2024	2023	$ Change	% Change
Net sales	$662.2	$692.3	$(30.1)	(4.3)%
Segment profit	$66.6	$3.6	$63.0	nm
Reported segment margin	10.1%	0.5%
Adjusted segment profit (1)	$82.0	$74.7	$7.3	9.8%
Adjusted segment margin	12.4%	10.8%

nm - not meaningful
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense, the Argentine Devaluation and impairment related to trademarks. In CBG, Valspar acquisition-related amortization expense was $15.4 million and $16.4 million in the fourth quarter of 2024 and 2023, respectively, and the loss related to the Argentine Devaluation and the impairment related to trademarks were $30.8 million and $23.9 million, respectively, in the fourth quarter of 2023.

Net sales in CBG decreased primarily due to a 5.5% impact from unfavorable foreign currency translation in Latin America, partially offset by modest sales volume growth and selling price increases, which impacted Net sales by a low-single digit percentage. CBG Segment profit increased primarily due to non-recurring expenses recorded in the fourth quarter of 2023, including the Argentine Devaluation and impairment related to trademarks, as well as effective cost control in the fourth quarter of 2024. These increases were partially offset by lower Net sales.

Acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 230 basis points in the fourth quarter of 2024 as compared to 240 basis points in the fourth quarter of 2023. In the fourth quarter of 2023, the loss related to the Argentine Devaluation and the impairment related to trademarks reduced Segment profit as a percent of Net sales by 450 basis points and 340 basis points, respectively.

Performance Coatings Group (PCG)

	Three Months Ended December 31,
	2024	2023	$ Change	% Change
Net sales	$1,589.0	$1,614.2	$(25.2)	(1.6)%
Segment profit	$229.0	$220.3	$8.7	3.9%
Reported segment margin	14.4%	13.6%
Adjusted segment profit (1)	$277.9	$278.7	$(0.8)	(0.3)%
Adjusted segment margin	17.5%	17.3%
(1)    Adjusted segment profit equals Segment Profit excluding the impact of Valspar acquisition-related amortization expense and the Argentine Devaluation. In PCG, Valspar acquisition-related amortization expense was $48.9 million and $47.4 million in the fourth quarter of 2024 and 2023, respectively, and the loss related to the Argentine Devaluation was $11.0 million in the fourth quarter of 2023.
Net sales in PCG decreased primarily due to a 1.7% impact from unfavorable foreign currency translation. Low-single digit percentage sales volume growth was offset by the impact of selling price decreases, primarily attributable to product mix. Performance was led by Packaging, which increased in all regions and by a low-double digit percentage overall, and Coil, offset by a decrease in General Industrial. PCG Segment profit increased primarily as a result of the Argentine Devaluation that was recorded in the fourth quarter of 2023, partially offset by lower Net sales.
Acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 310 basis points in the fourth quarter of 2024 compared to 300 basis points in the fourth quarter of 2023. In the fourth quarter of 2023, the loss related to the Argentine Devaluation reduced Segment profit as a percent of Net sales by 70 basis points.

LIQUIDITY AND CASH FLOW
The Company generated $3.15 billion in Net operating cash and returned cash of $2.46 billion to our shareholders in the form of dividends and repurchases of 5.2 million shares of its common stock during the year. At December 31, 2024, the Company had remaining authorization to purchase 34.4 million shares of its common stock through open market purchases.

2025 GUIDANCE

	First Quarter	Full Year
	2025	2025
Net sales	Up or down low-single digit %	Up low-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.70	-	$11.10
Adjusted diluted net income per share (1)		$11.65	-	$12.05
(1)    Excludes $0.80 per share of acquisition-related amortization expense and $0.15 per share of restructuring expenses.
“We enter 2025 with confidence in our differentiated strategy that continues to deliver innovative and productive solutions for our customers,” said Ms. Petz. “We expect demand softness to persist in several end markets well into the second half of the year, if not into 2026. At the same time, we have significant above-market growth opportunities in every one of our businesses. We will pursue these opportunities aggressively and relentlessly, leveraging our world-class team, recent growth investments and unique assets. We will support our profitable above-market growth plans and further separate ourselves from our competitors by executing initiatives within our enterprise priorities, including talent, simplification, digitization, supply chain responsiveness and sustainability.

“Based on customer sentiment and the macro-economic indicators we see at this time, we expect first quarter 2025 consolidated Net sales will be up or down a low-single digit percentage compared to the first quarter of 2024 with the Paint Stores Group at or above the high end of that range. For the full year 2025, we expect consolidated Net sales to be up a low-single digit percentage with the Paint Stores Group at or above the high end of that range. We expect to see full-year gross margin expansion driven by price-cost discipline and efficiency gains. We will work to control spending tightly, and we expect growth in SG&A to moderate to a low-single digit level. Costs associated with the transition into our new buildings in the year are expected to be $100 million, comprised of $80 million in SG&A and $20 million of interest. In addition, refinancing activity associated with managing our 2024 and 2025 debt maturities is expected to increase interest expense by approximately $40 million. Given these assumptions, we expect adjusted diluted net income per share will be in the range of $11.65 to $12.05 per share, which represents 4.6% growth from 2024 at the mid-point. Should the demand environment prove to be more robust than we are currently anticipating, we would expect to leverage higher volume to drive this initial earnings guidance upward.”

CONFERENCE CALL INFORMATION
The Company will host a conference call to discuss its financial results for the fourth quarter and full year 2024, and its outlook for the first quarter and full year 2025, at 10:00 a.m. EST on Thursday, January 30, 2025. Heidi G. Petz, Sherwin-Williams Chair, President and Chief Executive Officer, along with other senior executives, will participate on the call.
The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q4 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, future business plans and the costs and potential liability for environmental-related matters and lead pigment and lead-based paint litigation. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “anticipate,” “aspire,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “strive,” “target,” “will,” or “would,” or the negative thereof or comparable terminology.

Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements and from our historical results, performance and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions in the United States and worldwide; inflation rates, interest rates, unemployment rates, labor costs, healthcare costs, recessionary conditions, geopolitical conditions, terrorist activity, armed conflicts and wars, public health crises, pandemics, outbreaks of disease, and supply chain disruptions; shifts in consumer behavior driven by economic downturns in cyclical segments of the economy; shortages and increases in the cost of raw materials and energy; catastrophic events, adverse weather conditions and natural disasters (including those that may be related to climate change); the loss of any of our largest customers; increased competition or failure to keep pace with developments in key competitive areas of our business; cybersecurity incidents and other disruptions to our information technology systems; our ability to attract, retain, develop and progress a qualified global workforce; our ability to successfully integrate past and future acquisitions into our existing operations; risks and uncertainties associated with our expansion into and our operations in Asia, Europe, South America and other foreign markets; policy changes affecting international trade, including import/export restrictions and tariffs; our ability to achieve our strategies or expectations relating to sustainability considerations, including as a result of evolving legal, regulatory, and other standards, processes and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite suppliers, energy sources, or financing, and changes in carbon markets; damage to our business, reputation, image or brands due to negative publicity; the infringement or loss of our intellectual property rights or the theft or unauthorized use of our trade secrets or other confidential business information; a weakening of global credit markets or changes to our credit ratings; our ability to generate cash to service our indebtedness; fluctuations in foreign currency exchange rates and changing monetary policies; our ability to comply with a variety of complex U.S. and non-U.S. laws, rules and regulations; increases in tax rates, or changes in tax laws or regulations; our ability to comply with numerous, complex and increasingly stringent domestic and foreign health, safety and environmental (including related to climate change and chemical management) laws, regulations and requirements; our liability related to environmental investigation and remediation activities at some of our currently- and formerly-owned sites; the nature, cost, quantity and outcome of pending and future litigation, including lead pigment and lead-based paint litigation; and the other risk factors discussed in Part 1, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our other reports filed with the SEC.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$5,297.2	$5,252.2	$23,098.5	$23,051.9
Cost of goods sold	2,724.0	2,703.5	11,903.4	12,293.8
Gross profit	2,573.2	2,548.7	11,195.1	10,758.1
Percent to Net sales	48.6%	48.5%	48.5%	46.7%
Selling, general and administrative expenses	1,882.9	1,855.9	7,422.1	7,065.4
Percent to Net sales	35.5%	35.3%	32.1%	30.6%
Other general (income) expense - net	(7.9)	27.2	(38.8)	67.1
Impairment	—	23.9	—	57.9
Interest expense	98.5	94.6	415.7	417.5
Interest income	(1.4)	(9.4)	(11.0)	(25.2)
Other (income) expense - net	(14.5)	82.5	(44.7)	65.5
Income before income taxes	615.6	474.0	3,451.8	3,109.9
Income taxes	135.5	117.8	770.4	721.1
Net income	$480.1	$356.2	$2,681.4	$2,388.8

Net income per common share:
Basic	$1.92	$1.40	$10.68	$9.35
Diluted	$1.90	$1.39	$10.55	$9.25

Weighted average shares outstanding:
Basic	249.8	254.0	251.0	255.4
Diluted	253.2	256.9	254.1	258.3

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2024		2023
	Net	Segment	Net	Segment
	Sales	Profit (Loss)	Sales	Profit (Loss)
Three Months Ended December 31:
Paint Stores Group	$3,044.9	$606.4	$2,944.6	$567.3
Consumer Brands Group	662.2	66.6	692.3	3.6
Performance Coatings Group	1,589.0	229.0	1,614.2	220.3
Administrative	1.1	(286.4)	1.1	(317.2)
Consolidated totals	$5,297.2	$615.6	$5,252.2	$474.0

Year Ended December 31:
Paint Stores Group	$13,188.0	$2,902.6	$12,839.5	$2,860.8
Consumer Brands Group	3,108.0	589.9	3,365.6	309.3
Performance Coatings Group	6,797.3	1,027.9	6,843.1	991.6
Administrative	5.2	(1,068.6)	3.7	(1,051.8)
Consolidated totals	$23,098.5	$3,451.8	$23,051.9	$3,109.9

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$210.4	$276.8
Accounts receivable, net	2,388.8	2,467.9
Inventories	2,288.1	2,329.8
Other current assets	513.5	438.4
Total current assets	5,400.8	5,512.9
Property, plant and equipment, net	3,533.2	2,836.8
Goodwill	7,580.1	7,626.0
Intangible assets	3,533.2	3,880.5
Operating lease right-of-use assets	1,953.8	1,887.4
Other assets	1,631.5	1,210.8
Total assets	$23,632.6	$22,954.4

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$662.4	$374.2
Accounts payable	2,253.2	2,315.0
Compensation and taxes withheld	842.8	862.7
Accrued taxes	174.3	197.4
Current portion of long-term debt	1,049.2	1,098.8
Current portion of operating lease liabilities	466.6	449.3
Other accruals	1,360.2	1,329.5
Total current liabilities	6,808.7	6,626.9
Long-term debt	8,176.8	8,377.9
Postretirement benefits other than pensions	120.7	133.2
Deferred income taxes	607.5	683.1
Long-term operating lease liabilities	1,558.3	1,509.5
Other long-term liabilities	2,309.4	1,908.0
Shareholders’ equity	4,051.2	3,715.8
Total liabilities and shareholders’ equity	$23,632.6	$22,954.4

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company’s operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. Valspar acquisition-related amortization expense is excluded from diluted net income per share due to its significance as a result of the purchase price assigned to finite-lived intangible assets at the date of acquisition and the related impact on underlying business performance and trends. While these intangible assets contribute to the Company’s revenue generation, the related revenue is not excluded. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Year Ended			December 31, 2025
	December 31, 2024			December 31, 2024			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.90			$10.55	$10.70	$11.10

Acquisition-related amortization expense (2)	.25	.06	.19	1.02	.24	.78	.80	.80
Severance and other restructuring expenses							.15	.15

Adjusted diluted net income per share			$2.09			$11.33	$11.65	$12.05

	Three Months Ended			Year Ended
	December 31, 2023			December 31, 2023
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.39			$9.25

Items related to Restructuring Plan:
Severance and other	$—	$—	—	$.06	$.02	.04
Impairment of assets related to China divestiture	—	—	—	.13	.08	.05
Gain on divestiture of domestic aerosol business	—	—	—	(.08)	(.02)	(.06)
Discrete income tax expense related to China divestiture (1)	—	—	—	—	(.06)	.06
Total	—	—	—	.11	.02	.09

Impairment related to trademarks	.09	.02	.07	.09	.02	.07
Devaluation of the Argentine peso	.16	—	.16	.16	—	.16
Acquisition-related amortization expense (2)	.25	.06	.19	1.03	.25	.78
Adjusted diluted net income per share			$1.81			$10.35
(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense, which is included within Selling, general and administrative expenses, consists of the amortization of intangible assets related to the Valspar acquisition. These intangible assets are primarily customer relationships and intellectual property and are being amortized over their remaining useful lives.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management further believes enhances investors’ understanding of the Company’s operating performance. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income or Net operating cash as an indicator of operating performance or as a measure of liquidity. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2024	June 30, 2024	September 30, 2024	December 31, 2024	December 31, 2024
Net income	$505.2	$889.9	$806.2	$480.1	$2,681.4
Interest expense	103.0	110.8	103.4	98.5	415.7
Income taxes	134.8	283.5	216.6	135.5	770.4
Depreciation	71.1	71.8	74.4	80.1	297.4
Amortization	82.1	81.5	81.2	81.8	326.6
EBITDA	$896.2	$1,437.5	$1,281.8	$876.0	$4,491.5

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Net income	$477.4	$793.7	$761.5	$356.2	$2,388.8
Interest expense	109.3	111.7	101.9	94.6	417.5
Income taxes	137.4	218.4	247.5	117.8	721.1
Depreciation	70.4	75.7	71.9	74.3	292.3
Amortization	83.7	83.0	83.5	80.0	330.2
EBITDA	$878.2	$1,282.5	$1,266.3	$722.9	$4,149.9
Restructuring expense	0.9	8.7	—	—	9.6
Impairment of assets related to China divestiture	—	34.0	—	—	34.0
Gain on divestiture of domestic aerosol business	—	(20.1)	—	—	(20.1)
Impairment related to trademarks	—	—	—	23.9	23.9
Devaluation of the Argentine peso	—	—	—	41.8	41.8
Adjusted EBITDA	$879.1	$1,305.1	$1,266.3	$788.6	$4,239.1

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Depreciation	$80.1	$74.3	$297.4	$292.3
Capital expenditures	300.0	319.5	1,070.0	888.4
Cash dividends	179.8	155.3	723.4	623.7
Amortization of intangibles	81.8	80.0	326.6	330.2

Significant components of Other general (income) expense - net
Provisions for environmental related matters - net	$6.4	$28.0	$(1.3)	$80.7
Gain on divestiture of businesses	—	—	—	(20.1)
(Gain) loss on sale or disposition of assets	(24.7)	9.0	(49.9)	0.9
Other	10.4	(9.8)	12.4	5.6

Significant components of Other (income) expense - net
Loss on extinguishment of debt	$—	$12.8	$—	$12.8
Investment gains	(6.1)	(3.7)	(16.9)	(22.9)
Net expense from banking activities	4.4	4.1	15.7	15.0
Foreign currency transaction related (gains) losses - net (1)	(5.9)	55.8	3.9	80.5
Other (2)	(6.9)	13.5	(47.4)	(19.9)

Store Count Data
Paint Stores Group - net new stores	34	34	79	70
Paint Stores Group - total stores	4,773	4,694	4,773	4,694
Consumer Brands Group - net new stores	6	2	16	11
Consumer Brands Group - total stores	334	318	334	318
Performance Coatings Group - net new branches	—	4	2	5
Performance Coatings Group - total branches	324	322	324	322

(1) The three months and year ended December 31, 2023 includes the $41.8 million loss related to the Argentine Devaluation.
(2) Consists of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.